                                                  Filed Pursuant to Rule 424b(5)
                                                  Registrant No. 333-47680


                              PROSPECTUS SUPPLEMENT
                                      NO. 2
                     (TO PROSPECTUS DATED OCTOBER 30, 2000)

                                  AVIGEN, INC.

                                 694,441 SHARES

                                  COMMON STOCK


        We are offering 694,441 shares of our common stock to selected investors pursuant to this prospectus supplement and the accompanying prospectus. The common stock is being offered at the negotiated purchase price of $45 3/16 per share. The purchase price reflects the last reported sale price of shares of our common stock on the Nasdaq National Market on November 13, 2000. The common stock is listed on the Nasdaq National Market under the symbol "AVGN."

        INVESTING IN AVIGEN COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-4.


        We expect the total offering expenses, exclusive of placement agent and finders fees, to be $100,000 for all sales pursuant to the prospectus supplemented by this prospectus supplement.

        The shares are being offered by us principally to selected institutional investors. Granite Financial Group has been retained to act, on a best efforts basis, as placement agent for us in connection with the arrangement of this transaction. We have agreed to pay the placement agent a fee of $1.35 per share. We have also agreed to pay certain entities that have acted as finders, introducing us to prospective investors, fees ranging from 4.75% to 5% of the gross proceeds from the sales of shares to the investors introduced to us by these finders. These fees are more fully described in "Plan of Distribution" beginning on page S-16 of this prospectus supplement. If all of the shares offered by this prospectus supplement are sold, we will receive aggregate proceeds, net of placement agent and finders fees but before deducting other offering expenses, of $29,911,071.


        THE SHARES OF AVIGEN COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this prospectus supplement is November 14, 2000.

        NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AVIGEN. THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE NOTES OR CONVERSION SHARES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OR CONVERSION SHARES TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AVIGEN SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT OR IMPLY THAT INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              --------------------

                                TABLE OF CONTENTS


                                                                                        PAGE
Prospectus Supplement Summary............................................................S-3

Risk Factors.............................................................................S-4

Disclosure Regarding Forward-Looking Statements.........................................S-14

Dividend Policy.........................................................................S-14

Use of Proceeds.........................................................................S-14

Price Range of Common Stock.............................................................S-15

Dilution................................................................................S-15

Plan of Distribution....................................................................S-16

Legal Matters...........................................................................S-17



                                      S-2.

                          PROSPECTUS SUPPLEMENT SUMMARY

        Avigen, Inc. was incorporated in October 1992. Our principal executive offices are located at 1201 Harbor Bay Parkway, Suite 1000, Alameda, California 94502, and our telephone number is (510) 748-7150. Our Web site is located on the world wide web at "avigen.com." We do not incorporate by reference into this prospectus the information on our Web site, and you should not consider it as part of this prospectus.

                                  THE OFFERING

Shares offered ......................   We are offering all of the 694,441
                                        shares being offered hereby.

Shares outstanding after this           Following this offering, assuming all of
offering ............................   the shares offered by this prospectus
                                        supplement are sold, there will be
                                        19,416,866 shares of our common stock
                                        outstanding. This number is based upon
                                        the number of shares outstanding on
                                        September 30, 2000 plus the 1,658,329
                                        shares of our common stock previously
                                        sold under the shelf registration
                                        statement of which this prospectus
                                        supplement forms a part. This number
                                        does not include shares that may be
                                        issued pursuant to the exercise of stock options and warrants currently outstanding or which may be granted under our stock option plans, or upon the conversion of preferred stock outstanding.


Use of proceeds .....................   For general corporate purposes,
                                        including:

                                            -     to fund research and
                                                  development;

                                            -     to fund preclinical studies
                                                  and clinical trials of our
                                                  drug candidates;

                                            -     to fund completion of our
                                                  manufacturing facilities;

                                            -     for working capital; and

                                            -     for general corporate
                                                  purposes.



                                      S-3.

                                  RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should not make such an investment if you cannot afford the loss of your entire investment. In addition to the other information in this prospectus supplement or prospectus, you should consider carefully the following factors in evaluating Avigen and its business before purchasing any shares of our common stock.

WE EXPECT TO CONTINUE TO OPERATE AT     Since our inception in 1992, we have not
A LOSS, AND WE MAY NEVER ACHIEVE        been profitable, and we cannot be
PROFITABILITY .......................   certain that we will ever achieve and
                                        sustain profitability. To date, we have
                                        been engaged in research and development activities and have not generated any revenues from product sales. As of September 30, 2000, we had an accumulated deficit of $54.9 million.
                                        The process of developing our products
                                        will require significant research and
                                        development, preclinical testing and
                                        clinical trials, as well as regulatory
                                        approval. We expect these activities,
                                        together with our general and
                                        administrative expenses, to result in
                                        operating losses for the foreseeable
                                        future. Our ability to achieve
                                        profitability will depend, in part, on
                                        our ability to successfully complete
                                        development of our proposed products,
                                        obtain required regulatory approvals and manufacture and market our products directly or through partners.

THE RESULTS OF OUR CLINICAL TRIALS      Six patients have received intramuscular
FOR COAGULIN-B FOR THE TREATMENT OF     injections at low and medium doses
HEMOPHILIA B ARE BASED ON A SMALL       according to the approved protocol for
NUMBER OF PATIENTS OVER A SHORT         the phase I clinical trial of Coagulin-B
PERIOD OF TIME, AND THE SUCCESSES       with dose escalations. Through this
REPORTED MAY NOT BE INDICATIVE OF       point in the study, these patients have
RESULTS IN A LARGE NUMBER OF            demonstrated successful gene expression
PATIENTS OR HAVE LASTING EFFECTS ....   of factor IX in muscle tissue, and the
                                        treatments have been well tolerated.
                                        These results, however, are extremely
                                        preliminary and are based upon the
                                        evaluations of only a small group of
                                        patients. Actual results with more data
                                        points may show less favorable
                                        measurements. In addition, we do not yet know if these results will have a lasting effect. If a larger population of patients does not experience similar results, or these results do not have a lasting effect, this product candidate may not receive approval from the Food and Drug Administration, commonly referred to as the "FDA." In addition, any report of clinical trial results that are below the expectations of financial analysts or investors would most likely cause our stock price to drop dramatically.

THE SUCCESS OF OUR TECHNOLOGY IN        Even though our product candidates have
ANIMAL MODELS DOES NOT GUARANTEE        shown successful results in animal
THAT THESE RESULTS WILL BE              models, animals are different than
REPLICATED IN HUMANS ................   humans and these results may not be
                                        replicated in our clinical trials with
                                        humans. For example, the results of our
                                        gene therapy treatment for Hemophilia B
                                        in dogs were different from the results
                                        of our studies with mice. In addition,
                                        the results we have seen to date in
                                        humans in our clinical trials for
                                        Coagulin-B are different from the
                                        results of our studies with dogs.
                                        Consequently, you should not rely on the results in our animal models as being predictive of the results that we will see in our clinical trials with humans.

BECAUSE OUR PRODUCT CANDIDATES ARE      None of our product candidates have
IN AN EARLY STATE OF DEVELOPMENT,       received regulatory approval for
THERE IS A HIGH RISK THAT THEY MAY      commercial sale, and we face the risk
NEVER BE COMMERCIALIZED .............   that none of our product candidates will
                                        ever receive regulatory approval. All of our product candidates are in early stages of development. We have only one product candidate,



                                      S-4.

                                        Coagulin-B for the treatment of
                                        Hemophilia B, in clinical trials, and
                                        this product candidate is only in phase
                                        I of a clinical trial with dose
                                        escalations. We are not aware of any
                                        gene therapy products that have received regulatory approval. None of our prospective products, including
                                        Coagulin-B for the treatment of
                                        Hemophilia B, is expected to be
                                        commercially available for at least
                                        several years. Based on results at any
                                        stage of clinical trials, we may decide
                                        to discontinue development of one or
                                        more of our potential products.

TECHNOLOGICAL CHANGE MAY MAKE OUR       Gene therapy is new and rapidly evolving
POTENTIAL PRODUCTS AND TECHNOLOGIES     and is expected to continue to undergo
LESS ATTRACTIVE OR OBSOLETE .........   significant and rapid technological
                                        change. Rapid technological development
                                        could result in our actual and proposed
                                        technologies, products or processes
                                        becoming less attractive or obsolete.

ADVERSE EVENTS IN THE FIELD OF GENE     In November 1999, the death of a patient
THERAPY MAY NEGATIVELY IMPACT           involved in an unrelated clinical trial
REGULATORY APPROVAL OR PUBLIC           that was undergoing a viral-based gene
PERCEPTION OF OUR POTENTIAL             therapy treatment was widely publicized.
PRODUCTS ............................   This death and other adverse events in
                                        the field of gene therapy that may occur in the future could result in greater governmental regulation of our potential products and potential regulatory delays relating to the testing or approval of our potential products. For example, as a result of this death, the Recombinant
                                        DNA Advisory Committee of the National
                                        Institutes of Health may become more
                                        active in reviewing the clinical trials
                                        or proposed clinical trials of all
                                        companies involved in gene therapy. It
                                        is uncertain what effect this increased
                                        scrutiny will have on our product
                                        development efforts or clinical trials.

                                        The commercial success of our potential
                                        products will depend in part on public
                                        acceptance of the use of gene therapy
                                        for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, and consequently our products may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy in general could result in greater government regulation and stricter labeling requirements of gene therapy products, including any of our products, and could cause a decrease in the demand for any products we may develop.

OUR POTENTIAL PRODUCTS MUST UNDERGO     The clinical trial process is complex,
RIGOROUS CLINICAL TESTING AND           uncertain and expensive. Positive
REGULATORY APPROVALS, WHICH COULD       results from preclinical studies and
SUBSTANTIALLY DELAY OR PREVENT US       early clinical trials do not ensure
FROM MARKETING ANY PRODUCTS .........   positive results in clinical trials
                                        designed to permit application for
                                        regulatory approval. Prior to marketing
                                        in the United States, any product
                                        developed by us must undergo rigorous
                                        preclinical testing and clinical trials
                                        as well as an extensive regulatory
                                        approval process implemented by the FDA.
                                        The FDA approval process is typically
                                        lengthy and expensive, and approval is
                                        never certain. Because of the risks and
                                        uncertainties in biopharmaceutical
                                        development, our gene therapy products
                                        could take a significantly longer time
                                        to gain regulatory approval than we
                                        expect or may never gain FDA approval.
                                        If we do not receive these necessary
                                        approvals from the FDA, we will not be
                                        able to generate substantial revenues
                                        and will not become profitable. We may
                                        encounter significant delays or
                                        excessive costs in our efforts to secure regulatory approvals.



                                      S-5.

                                        Factors that raise uncertainty in
                                        obtaining these regulatory approvals
                                        include:

                                            -     gene therapy is a new and
                                                  rapidly evolving technology;

                                            -     to date, there has been only
                                                  limited research and
                                                  development in gene therapy
                                                  using AAV vectors, which we
                                                  believe will cause clinical
                                                  trials to proceed more slowly
                                                  than clinical trials involving
                                                  traditional drugs;

                                            -     we must obtain FDA approval to
                                                  begin clinical trials of our
                                                  potential products, which we
                                                  may not be able to obtain;

                                            -     we must demonstrate through
                                                  clinical trials that the
                                                  proposed product is safe and
                                                  effective for its intended
                                                  use;

                                            -     we are not aware of any gene
                                                  therapy products that have
                                                  obtained marketing approval
                                                  from the FDA;

                                            -     whether or not our product
                                                  candidates cause patients to
                                                  develop antibodies to these
                                                  potential products or the
                                                  proteins produced by these
                                                  potential products;

                                            -     the regulatory requirements
                                                  governing gene therapy
                                                  products are uncertain and are
                                                  subject to change;

                                            -     none of our proposed products
                                                  has been tested in humans for
                                                  their effectiveness; and

                                            -     data obtained from preclinical
                                                  and clinical activities are
                                                  susceptible to varying
                                                  interpretations which could
                                                  delay, limit or prevent
                                                  regulatory approvals.

                                        Failure to comply with applicable FDA or other regulatory requirements may result in criminal prosecution, civil penalties and other actions that would seriously impair our ability to conduct our business. Even if regulatory approval is granted for a product, this approval will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical trials.

WE HAVE LIMITED EXPERIENCE IN           Clinical trials must meet FDA regulatory
CONDUCTING CLINICAL TRIALS, WHICH       requirements. We have limited experience
MAY CAUSE DELAYS IN COMMENCING AND      in conducting the preclinical studies
COMPLETING CLINICAL TRIALS OF OUR       and clinical trials necessary to obtain
PRODUCTS ............................   FDA regulatory approval. Consequently,
                                        we may encounter problems in clinical
                                        trials which cause us or the FDA to
                                        delay, suspend or terminate these
                                        trials. Problems we may encounter
                                        include the chance that we may not be
                                        able to conduct clinical trials at
                                        preferred sites, obtain sufficient test
                                        subjects or begin or successfully
                                        complete clinical trials in a timely
                                        fashion, if at all. Furthermore, the FDA may suspend clinical trials at any time if it believes the subjects participating in trials are being exposed to unacceptable health risks or if it finds deficiencies in the clinical trial process or conduct of the investigation.



                                      S-6.

WE MAY NOT BE SUCCESSFUL IN             We cannot be certain that we will obtain
OBTAINING REQUIRED FOREIGN              any regulatory approvals in other
REGULATORY APPROVALS, WHICH             countries. In order to market our
WOULD PREVENT US FROM MARKETING OUR     products outside of the United States,
PRODUCTS INTERNATIONALLY ............   we also must comply with numerous and
                                        varying foreign regulatory requirements
                                        implemented by foreign regulatory
                                        authorities. The approval procedure
                                        varies among countries and can involve
                                        additional testing. The time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country.

WE HAVE LIMITED EXPERIENCE IN           Even if we are able to develop our
MANUFACTURING, AND NO EXPERIENCE IN     potential products and obtain necessary
MARKETING OR SELLING OUR POTENTIAL      regulatory approvals, we have limited
PRODUCTS, WHICH RAISES UNCERTAINTY IN   experience in manufacturing and no
OUR ABILITY TO COST-EFFECTIVELY         experience in marketing or selling, any
COMMERCIALIZE OUR POTENTIAL             of our proposed products on a commercial
PRODUCTS ............................   basis. Although we believe our recently
                                        completed construction of a second
                                        manufacturing facility will be capable
                                        of producing commercial-scale quantities of our proprietary adeno-associated virus vectors, if we are unable to manufacture our products in a cost-effective manner, we will not become profitable. While the facility is designed to meet the FDA's regulations concerning current good manufacturing practices we have not yet received final validation, and may fail to maintain adequate compliance with these requirements in the future. In addition, we do not anticipate establishing our own sales and marketing capabilities in the foreseeable future. We may not be able to develop adequate marketing capabilities either on our own or through third parties.

WE MAY BE REQUIRED TO OBTAIN RIGHTS     We currently investigate and use certain
TO PROPRIETARY GENES AND OTHER          gene sequences or proteins encoded by
TECHNOLOGIES TO FURTHER DEVELOP OUR     those sequences, including the factor
BUSINESS, WHICH MAY NOT BE              VIII gene, and manufacturing processes
AVAILABLE OR MAY BE COSTLY ..........   that are or may become patented by
                                        others. As a result, we may be required
                                        to obtain licenses to these gene
                                        sequences or proteins or other
                                        technology in order to test, use or
                                        market products. We may not be able to
                                        obtain these licenses on terms favorable to us. In connection with our efforts to obtain rights to these gene sequences or proteins or other technology, we may find it necessary to convey rights to our technology to others. Some of our gene therapy products may require the use of multiple proprietary technologies. Consequently, we may be required to make cumulative royalty payments to several third parties. These cumulative royalties could be commercially prohibitive. We may not be able to successfully negotiate these royalty adjustments.

IF WE DO NOT ACHIEVE CERTAIN            We have entered into license agreements
MILESTONES, WE MAY NOT BE ABLE TO       with third parties for technologies
RETAIN LICENSES TO OUR INTELLECTUAL     related to our gene therapy product
PROPERTY ............................   development programs. Some of these
                                        license agreements provide for the
                                        achievement of development milestones.
                                        If we fail to achieve these milestones
                                        or to obtain extensions, the licensor
                                        may terminate these license agreements
                                        with relatively short notice to us.
                                        Termination of any of our license
                                        agreements could harm our business.



                                      S-7.

WE EXPECT THAT WE WILL FACE INTENSE     Our competitors may develop more
COMPETITION, WHICH MAY LIMIT OUR        effective or more affordable products,
ABILITY TO BECOME PROFITABLE ........   or commercialize products earlier than
                                        we do, which would limit the prices that we could charge for the products that we are able to market, and prevent us from becoming profitable. We expect increased competition from fully integrated pharmaceutical companies and more established biotechnology companies.
                                        Most of these companies have
                                        significantly greater financial
                                        resources and expertise than we do in
                                        the following:

                                           -      research and development;

                                           -      preclinical studies and
                                                  clinical trials;

                                           -      obtaining regulatory
                                                  approvals;

                                           -      manufacturing; and

                                           -      marketing and distribution.

                                        Smaller companies may also prove to be
                                        significant competitors, particularly
                                        through collaborative arrangements with
                                        large pharmaceutical companies. Academic institutions, government agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product development and marketing. In addition, these companies and institutions compete with us in recruiting and retaining highly qualified scientific and management personnel.

                                        We are aware that other companies are
                                        conducting preclinical studies and
                                        clinical trials for viral and non-viral
                                        gene therapy products. One of these
                                        companies is supporting clinical studies for use of AAV vectors in the treatment of cystic fibrosis.

OUR SUCCESS IS DEPENDENT UPON OUR       Our success will depend to a significant
ABILITY TO EFFECTIVELY PROTECT OUR      degree on our ability to obtain patents
PATENTS AND PROPRIETARY RIGHTS,         and licenses to patent rights, preserve
WHICH WE MAY NOT BE ABLE TO DO ......   trade secrets and to operate without
                                        infringing on the proprietary rights of
                                        others. If we are not successful in
                                        these endeavors, our business will be
                                        substantially impaired.

                                        To date, we have filed a number of
                                        patent applications in the United States relating to our technologies. In addition, we have acquired exclusive and non-exclusive licenses to certain issued patents and pending patent applications. We cannot be assured that patents will issue from these applications or that any patent will issue on technology arising from additional research or, if patents do issue, that claims allowed will be sufficient to protect our technologies.

                                        The patent application process takes
                                        several years and entails considerable
                                        expense. The failure to obtain patent
                                        protection on the technologies
                                        underlying our proposed products may
                                        have a material adverse effect on our
                                        competitive position and business
                                        prospects. Important legal issues remain to be resolved as to the scope of patent



                                      S-8.

                                        protection for biotechnology products,
                                        and we expect that administrative
                                        proceedings, litigation or both may be
                                        necessary to determine the validity and
                                        scope of our and others' biotechnology
                                        patents. These proceedings or litigation may require a significant commitment of our resources in the future. If patents can be obtained, we cannot assure you that any of these patents will provide us with any competitive advantage. For example, others may independently develop similar technologies or duplicate any technology developed by us, and patents may be invalidated in litigation. In addition, several of our patents and patent applications are co-owned with co-inventors or institutions. Under the terms of the agreements with the co-inventors, we have obtained or have an option to obtain an exclusive, worldwide, transferable, royalty-bearing license for the technology. To date, we have negotiated exclusive licenses for two of the more significant co-invented technologies. If we cannot negotiate exclusive rights to other co-owned technology, each co-inventor may have rights to independently make, use, offer to sell or sell the patented technology. Commercialization, assignment or licensing of the technology by a co-inventor could harm our business.

                                        We also rely on a combination of trade
                                        secret and copyright laws, employee and
                                        third-party nondisclosure agreements and other protective measures to protect intellectual property rights pertaining to our products and technologies. We cannot be certain that these measures will provide meaningful protection of our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of our trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. We cannot assure you that we will be able to protect our intellectual property successfully.

OTHER PERSONS MAY ASSERT RIGHTS IN      Third parties may assert patent or other
OUR PROPRIETARY TECHNOLOGY, WHICH       intellectual property infringement
WOULD BE COSTLY TO CONTEST OR SETTLE    claims against us with respect to our
 ....................................   products or technology or other matters.
                                        Any claims against us, with or without
                                        merit, as well as claims initiated by us against third parties, can be time-consuming and expensive to defend or prosecute and to resolve. There may be third-party patents and other intellectual property relevant to our products and technology which are not known to us. We have not been accused of infringing any third party's patent rights or other intellectual property, but we cannot assure you that litigation asserting claims will not be initiated, that we would prevail in any litigation, or that we would be able to obtain any necessary licenses on reasonable terms, if at all. If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings declared by the Patent and Trademark
                                        Office to determine priority of
                                        invention, which could result in
                                        substantial cost to us, even if the
                                        outcome is favorable to us. In addition, to the extent outside collaborators apply technological information developed independently by them or by others to our product development programs or apply our technologies to other projects, disputes may arise as to the ownership of



                                      S-9.

                                        proprietary rights to these
                                        technologies.

IF OUR PRODUCTS ARE NOT ACCEPTED BY     Our success is dependent on acceptance
PHYSICIANS AND INSURERS, WE WILL        of our gene therapy products. We cannot
NOT BE SUCCESSFUL ...................   assure you that our products will
                                        achieve significant market acceptance
                                        among patients, physicians or
                                        third-party payors, even if we obtain
                                        necessary regulatory and reimbursement
                                        approvals. Failure to achieve
                                        significant market acceptance will harm
                                        our business. We believe that
                                        recommendations by physicians and health care payors will be essential for market acceptance of our gene therapy products.
                                        In the past, there has been concern
                                        regarding the potential safety and
                                        efficacy of gene therapy products
                                        derived from pathogenic viruses such as
                                        retroviruses and adenoviruses. While our proposed gene therapy products are derived from AAV, which is a non-pathogenic virus, we cannot be certain that physicians and health care payors will conclude that the technology is safe.

EVEN IF WE BRING OUR PRODUCTS TO        If we succeed in bringing our proposed
MARKET, WE MAY BE UNABLE TO             products to the market, we cannot assure
EFFECTIVELY PRICE OUR PRODUCTS OR       you that these products will be
OBTAIN ADEQUATE REIMBURSEMENT FOR       considered cost-effective and that
SALES OF OUR PRODUCTS, WHICH WOULD      reimbursement to the consumer will be
PREVENT OUR PRODUCTS FROM BECOMING      available or will be sufficient to allow
PROFITABLE ..........................   us to sell our products on a competitive
                                        basis. In both the United States and
                                        elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans.

                                        Third-party payors are increasingly
                                        challenging the prices charged for
                                        medical products and services. Our
                                        business and financial condition is
                                        affected by the efforts of government
                                        and third-party payors to contain or
                                        reduce the cost of health care through
                                        various means. In the United States,
                                        there have been and will continue to be
                                        a number of federal and state proposals
                                        to implement government controls on
                                        pricing. In addition, the emphasis on
                                        managed care in the United States has
                                        increased and will continue to increase
                                        the pressure on the pricing of
                                        pharmaceutical products. We cannot
                                        predict whether any legislative or
                                        regulatory proposals will be adopted or
                                        the effect these proposals or managed
                                        care efforts may have on our business.

WE MAY BE UNABLE TO ATTRACT AND         We are highly dependent on certain
RETAIN THE QUALIFIED EMPLOYEES WE       members of our management and research
NEED TO BE SUCCESSFUL ...............   and development staff. The loss of any
                                        of these persons, or our inability to
                                        recruit additional personnel necessary
                                        to our business, could substantially
                                        impair our research and development
                                        efforts and impede our ability to
                                        develop and commercialize any of our
                                        products. Recruiting and retaining
                                        qualified technical and managerial
                                        personnel will also be critical to our
                                        success. Our business is located in the
                                        San Francisco Bay Area in California,
                                        where demand for personnel with these
                                        skills is extremely high and is likely
                                        to remain high. As a result, competition for and retention of personnel, particularly for employees with technical expertise, is intense and the turnover rate for these people is high.
                                        In addition, we rely on consultants and
                                        advisors to assist us in formulating our research and development strategy. A majority of our scientific advisors are engaged by us on a consulting basis and are employed on a



                                     S-10.

                                        full-time basis by employers other than
                                        us and some have consulting or other
                                        advisory arrangements with other
                                        entities that may conflict or compete
                                        with their obligations to us.

WE MUST SECURE ADDITIONAL               We will require substantial additional
FINANCING, OTHERWISE WE WILL NOT BE     funding to complete the research and
ABLE TO DEVELOP OUR PRODUCTS.....       development activities currently
                                        contemplated and to commercialize our
                                        products. If we do not obtain these
                                        funds, we will not be able to develop
                                        our products. We anticipate that our
                                        existing capital resources as of
                                        September 30, 2000, will be adequate to
                                        fund our needs for at least two years.
                                        Our future capital requirements will
                                        depend on many factors, including:

                                           -      continued scientific progress
                                                  in research and development
                                                  programs;

                                           -      the scope and results of
                                                  preclinical studies and
                                                  clinical trials;

                                           -      the time and costs involved in
                                                  obtaining regulatory
                                                  approvals;

                                           -      the costs involved in filing,
                                                  prosecuting and enforcing
                                                  patent claims;

                                           -      competing technological
                                                  developments;

                                           -      the cost of manufacturing
                                                  scale-up;

                                           -      the cost of commercialization
                                                  activities; and

                                           -      other factors which may not be
                                                  within our control.

                                        We intend to seek additional funding
                                        through public or private equity or debt financing, when market conditions allow. If we raise additional funds by issuing equity securities, there may be further dilution to existing stockholders. We cannot assure you that we will be able to enter into financing arrangements on acceptable terms, if at all. Without additional funding, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs.



                                     S-11.

WE FACE THE RISK OF PRODUCT             The manufacture and sale of medical
LIABILITY CLAIMS WHICH MAY EXCEED       products entail significant risk of
THE SCOPE OR AMOUNT OF OUR              product liability claims. We currently
INSURANCE COVERAGE ..................   carry product liability insurance;
                                        however, we cannot assure you that this
                                        coverage will remain in place or that
                                        this coverage will be adequate to
                                        protect us from all liabilities which we might incur in connection with the use or sale of our products. In addition, we may require increased product liability coverage as additional products are commercialized. This insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could harm our business. We must indemnify certain of our licensors against any product liability claims brought against them arising out of products developed by us under these licenses.

OUR USE OF RADIOACTIVE AND OTHER        Because we use radioactive materials and
HAZARDOUS MATERIALS EXPOSES US TO       other hazardous substances in our
THE RISK OF MATERIAL ENVIRONMENTAL      research and development operations, we
LIABILITIES, AND WE MAY INCUR           are potentially subject to material
SUBSTANTIAL ADDITIONAL COSTS TO         liabilities related to personal injuries
COMPLY WITH ENVIRONMENTAL LAWS IN       or property damages that may be caused
THE EVENT THAT WE DEVELOP OUR OWN       by the spread of radioactive
MANUFACTURING FACILITY ..............   contamination or by other hazardous
                                        substance releases or exposures at, or
                                        from, our research facility.
                                        Decontamination costs associated with
                                        radioactivity releases, other clean-up
                                        costs, and related damages or
                                        liabilities could harm our business.

                                        We are required to comply with
                                        increasingly stringent laws and
                                        regulations governing environmental
                                        protection and workplace safety,
                                        including requirements governing the
                                        handling, storage and disposal of
                                        radioactive and other hazardous
                                        substances and wastes, and laboratory
                                        operating and safety procedures. These
                                        laws and regulations can impose
                                        substantial fines and criminal sanctions for violations. Maintaining in compliance with these laws and regulations with regard to the operation of our own commercial manufacturing facility could require substantial additional capital. These costs could decrease our ability to conduct manufacturing operations in a cost-effective manner.

ANTI-TAKEOVER EFFECTS OF CERTAIN        Certain provisions of our charter and
CHARTER PROVISIONS AND DELAWARE LAW     the Delaware Law may negatively affect
MAY NEGATIVELY AFFECT THE ABILITY       the ability of a potential buyer to
OF A POTENTIAL BUYER TO PURCHASE        attempt a takeover of Avigen, which may
SOME OR ALL OF OUR STOCK AT AN          have a negative effect on the price
OTHERWISE ADVANTAGEOUS PRICE, WHICH     investors are willing to pay for our
MAY LIMIT THE PRICE INVESTORS ARE       common stock. For example, our board of
WILLING TO PAY FOR OUR COMMON STOCK...  directors has the authority to issue up to 5,000,000 shares of preferred stock
                                        and to determine the price, rights,
                                        preferences and privileges of those
                                        shares without any further vote or
                                        action by the stockholders. The rights
                                        of the holders of common stock will be
                                        subject to, and may be materially
                                        adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Avigen. We have no present plans to issue shares of preferred stock. In addition, our board of directors is divided into three classes, and each year on a rotating basis the directors of one class are elected for a three-year term. This provision could have the effect of making it less likely that a third party would



                                     S-12.

                                        attempt to obtain control of Avigen.
                                        Furthermore, certain other provisions of our restated certificate of incorporation may have the effect of delaying or preventing changes in control or management, which could adversely affect the market price of the our common stock. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

OUR STOCK PRICE IS VOLATILE, AND AS     We believe that various factors may
A RESULT, INVESTING IN OUR COMMON       cause the market price of our common
STOCK IS VERY RISKY................     stock to continue to fluctuate, perhaps
                                        substantially, including announcements
                                        of:

                                           -      technological innovations or
                                                  regulatory approvals;

                                           -      results of clinical trials;

                                           -      new products by us or our
                                                  competitors;

                                           -      developments or disputes
                                                  concerning patents or
                                                  proprietary rights;

                                           -      our failing to achieve certain
                                                  developmental milestones;

                                           -      public concern as to the
                                                  safety of gene therapy
                                                  products;

                                           -      health care or reimbursement
                                                  policy changes by governments
                                                  or insurance companies;

                                           -      developments in relationships
                                                  with corporate partners; or

                                           -      a change in financial
                                                  estimates or securities
                                                  analysts' recommendations

                                        In addition, in recent years the stock
                                        market in general, and the shares of
                                        biotechnology and health care companies
                                        in particular, have experienced extreme
                                        price fluctuations. These broad market
                                        and industry fluctuations may cause the
                                        market price of our common stock to
                                        decline dramatically.



                                     S-13.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        The discussion in this prospectus supplement and in the prospectus contains forward-looking statements that involve risks and uncertainties. Those statements include words such as "anticipate," "estimate," "project," "intend," and similar expressions which we have used to identify these statements as forward-looking statements. These statements appear throughout this prospectus supplement and prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to the operations of Avigen or related industry developments. These forward-looking statements do not guarantee future performance and involve risks and uncertainties, and that actual results could differ materially from those discussed here, including under "Risk Factors," and in the documents incorporated by reference in this prospectus supplement and in the prospectus.

                                 DIVIDEND POLICY

        Avigen has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future.

                                 USE OF PROCEEDS

        We estimate that the net proceeds we will receive from the sale of the 694,441 shares of our common stock being offered by the prospectus supplement will be approximately $29.9 million, after deducting the placement agent fees and estimated offering expenses, assuming all of the shares offered by this prospectus are sold. We expect to use the net proceeds of this offering as follows:

        -       to fund research and development;

        - to fund preclinical studies and clinical trials of our drug candidates;

        -       to fund completion of our manufacturing facilities;

        -       for working capital; and

        -       for general corporate purposes.

        We have not determined the amount of net proceeds to be used for each of the specific purposes listed. Accordingly, we will have broad discretion to use the proceeds as we see fit.

        Based upon the current status of our product development programs, we believe that the net proceeds from this offering, together with interest on those net proceeds and our existing capital resources, will satisfy our capital requirements for at least the next three years.

        Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States or its agencies.



                                     S-14.

                           PRICE RANGE OF COMMON STOCK

        Since May 22, 1996, our common stock has been traded on the Nasdaq National Market under the symbol "AVGN." A summary of the high and low sale prices during the periods indicated for our common stock on the Nasdaq National Market follows:

FISCAL 1999                                                    HIGH         LOW
-----------                                                    ----         ---
Quarter ended 9/30/98                                         $3.56       $1.50
Quarter ended 12/31/98                                        $7.81       $2.00
Quarter ended 3/31/99                                         $8.00       $4.63
Quarter ended 6/30/99                                         $6.63       $4.69

FISCAL 2000

Quarter ended 9/30/99                                        $13.25       $5.63
Quarter ended 12/31/99                                       $37.00      $12.25
Quarter ended 3/31/00                                        $89.00      $28.00
Quarter ended 6/30/00                                        $46.75      $25.00

FISCAL 2001

Quarter ending 9/30/00                                       $47.87      $29.63
Quarter ending 12/31/00 (through November 13, 2000)          $49.75      $34.50

        On November 13, 2000, the last sale price of our common stock reported by the Nasdaq National Market was $45 3/16 per share. As of November 1, 2000, there were 193 stockholders of record of our common stock.

                                    DILUTION

        Our net tangible book value as of September 30, 2000, after giving effect to the sale on November 1, 2000 of 1,658,329 shares of our common stock at $37.50 per share under the shelf registration statement of which this prospectus supplement forms a part, after deducting the placement agent fees and estimated offering expenses, was approximately $135.5 million, or $7.24 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of shares of common stock outstanding. After giving effect to the sale by us of 694,441 shares of common stock offered by us by this prospectus supplement at the offering price of $45 3/16 per share and after deducting the placement agent fees and estimated offering expenses, our net tangible book value at September 30, 2000, after giving effect to the sale of the 1,658,329 shares of our common stock referred to above, would have been approximately $165.4 million, or $8.52 per share. This represents an immediate increase in net tangible book value of $1.28 per share to existing stockholders and an immediate dilution of $36.54 per share to new investors in the offering by this prospectus supplement, as illustrated by the following table:

Assumed public offering price per share .........................              $45.06
  Net tangible book value per share before this offering ........      $7.24
  Increase per share attributable to this offering ..............      1.28
                                                                      ------
Net tangible book value per share after this offering ...........                8.52
                                                                               ------
Dilution per share to new investors .............................              $36.54
                                                                               ======


        In addition, the above computations assume no exercise of options to purchase 2,420,634 shares of common stock outstanding at September 30, 2000 at a weighted average exercise price of $16.69 per



                                     S-15.

share and no exercise of warrants to purchase 1,598,730 shares of common stock at a weighted average exercise price of $13.77 per share outstanding on this date. To the extent these options and warrants are exercised, there will be further dilution to investors.

                              PLAN OF DISTRIBUTION

        We are offering the 694,441 shares directly to selected investors. Of these shares, 177,531 shares are being offered through Granite Financial Group acting as placement agent for us on a best efforts basis.

        In connection with this sale, we have agreed to pay Granite Financial Group a placement agent fee of 3% of the gross proceeds to us from the sales of the 177,531 shares placed by them, prior to the deduction of any expenses payable by us. The following table shows the placement agent fees to be paid by us to Granite Financial Group in connection with the sale of the shares of our common stock being sold pursuant to this prospectus supplement, assuming all of these shares are sold:

        Placement Agent Fee Per Share .......      $      1.35
        Total ...............................      $   240,000

        In connection with this offering, BioFinance et Developpement SAS and Privateq Advisors have acted as finders for us, introducing us to prospective investors in the shares. BioFinance et Developpement SAS and Privateq Advisors are not obligated to, and do not intend to, take or purchase any of the shares being offered by this prospectus supplement and related prospectus, nor are BioFinance et Developpement SAS and Privateq Advisors participating in this offering as placement agents or otherwise. We have agreed to pay BioFinance et Developpement SAS and Privateq Advisors each a finders fee of 5% of the gross proceeds from the sale of shares to investors introduced to us by BioFinance et Developpement SAS and Privateq Advisors, respectively, prior to the deduction of any expenses payable by us. Assuming all of the shares offered hereby are sold, we expect these amounts to be $500,892 payable to BioFinance et Developpement SAS and $214,047 to Privateq Advisors.



                                     S-16.

        In addition, CIBC World Markets Corp. has acted as a finder for us, introducing us to prospective investors in the shares. CIBC World Markets Corp. is not obligated to, and does not intend to, take or purchase any of the shares being offered by this prospectus supplement and related prospectus, nor is CIBC World Markets Corp. participating in this offering as a placement agent or otherwise. We have agreed to pay CIBC World Markets Corp. a finders fee of 4.75% of the gross proceeds from the sale of shares to investors introduced to us by CIBC World Markets Corp., prior to the deduction of any expenses payable by us. Assuming all of the shares offered hereby are sold, we expect this amount to be $427,238. CIBC World Markets Corp. previously acted as one of our managing underwriters in connection with our underwritten public offering that occurred in April 2000.

        We estimate that the total expenses of the offering, including all offerings under the prospectus but excluding placement agent fees and finders fees, including those specified above, will be approximately $100,000. Proportionally, the amount of these expenses relates to approximately $26,000 for the shares offered by this prospectus supplement.



                                  LEGAL MATTERS

        The validity of the 694,441 shares offered by this prospectus supplement has been passed upon for Avigen by Cooley Godward LLP, Palo Alto, California.



                                     S-17.